UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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INTERNATIONAL SEAWAYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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International Seaways Responds to Seatankers Group

Reiterates Commitment to Delivering Shareholder Value

Provides Important Context Regarding Engagement with Seatankers

Recommends Shareholders Vote “FOR” All International Seaways Directors and All Other Proposals at Upcoming Annual Meeting

New York, NY – May 30, 2023 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today issued the following statement in response to the public letter released this morning by Famatown Finance Limited (“Seatankers”).

The INSW Board of Directors and management team are committed to delivering value to all INSW shareholders. To that end, we want to address the misleading statements made by Seatankers in its public letter today regarding the Company’s performance, governance and history of engagement with Seatankers.

In light of the Company’s upcoming Annual Meeting, we also want to reiterate the Board’s recommendation that shareholders vote “FOR” all of the Company’s director nominees and protect the value of their investment by also voting “FOR” the ratification of the shareholder rights plan and the other proposals outlined in the Company’s proxy materials.

Here are the facts:

•	INSW has a track record of outperformance and delivering strong shareholder returns. Our Board and management team have been executing a balanced capital allocation strategy, which, among other things, has included:
o	A transformational merger in 2021 that added, at the time, 60 vessels to the fleet and gained scale in the MR class, which daily earnings have grown approximately 220% over the last twelve months when compared to the 10 year average and more than any other asset class;
o	Recapitalization of the balance sheet, including refinancing the Company’s largest senior secured facility and repaying over $212 million in debt over the last twelve months, which have resulted in an estimated forward cash break even below $17,000 per day; and
o	A focus on returning capital to shareholders, including returning over $370 million since 2020 and nearly $190 million in 2023 to date.

In large part due to the actions we have taken, INSW delivered record results in 2022, and our momentum has continued in 2023. Our total shareholder returns have outperformed peers over the last year and since our separation from Overseas Shipholding Group, Inc1 and with our increased scale, diverse and younger fleet and strong financial position, we are well-positioned to capture the upside of the favorable macro trends in the tanker market.

•	The Company’s strong performance has been overseen by INSW’s diverse, highly qualified and experienced Board. Our Board is composed of directors who bring track records of value creation, executive leadership experience in the energy and transportation sectors and M&A and capital allocation expertise to the oversight of our strategy and performance. We are committed to diversity as a Board and 40% of our Board is diverse.

Notably, Seatankers is targeting – without explanation – two of the three women on the Company’s Board, each of whom bring significant industry experience and expertise, including the Company’s Chief Executive Officer who has been instrumental in driving the successful execution of our strategy (including in particular our value-enhancing merger with Diamond S), and another who served as Chief Accounting Officer and Company Secretary of Frontline Ltd and who served as a director of Frontline for over 15 years.

Leading proxy advisors ISS and Glass Lewis have recommended in favor of each of the Company’s director nominees at the Company’s Annual Meeting.

•	We have engaged extensively with Seatankers over the last year to reach a constructive resolution. Since they acquired their stake last year, we have engaged with Seatankers, including more than ten in-person or virtual engagements, in an attempt to establish a constructive relationship and allow INSW to focus on executing our strategy and delivering strong performance. We have proposed reasonable settlement terms, including a draft cooperation agreement, the terms of which included Board representation, together with customary cooperation and standstill provisions that limit the unnecessary distraction of a proxy fight and protect the value of our other shareholders’ investment from a hostile takeover by Seatankers at an inadequate price. While we made our best effort to engage, Seatankers chose not to respond to our last proposal and the letter published today is the first we have heard from them since October 2022.

Given Seatankers’ status as a competitor to the Company, we believe having a reasonable and customary standstill is critical to allow our other shareholders to realize the full value of their investments. Seatankers, however, refused to enter into any settlement that meaningfully restricted their ability to pursue proxy fights and hostile activity while on the Board. To deter abusive takeover tactics from Seatankers in the absence of a formal settlement agreement, we have maintained a shareholder rights plan, which we are submitting for shareholder ratification at our upcoming Annual Meeting.

1 Total shareholder return defined as compound total return, with dividends reinvested on the ex-date. Performance calculated as of 5/26/23. Performance Peer Group based on market cap weighted average of Ardmore Shipping Corporation (NYSE: ASC); DHT Holdings, Inc. (NYSE: DHT); Euronav NV (NYSE: EURN); Frontline LTD (NYSE: FRO); Scorpio Tankers Inc. (NYSE: STNG); Tsakos Energy Navigation Limited (NYSE: TNP); Teekay Tankers Ltd. (NYSE: TNK); and TORM plc (NYSE: TRMD).

Both ISS and Glass Lewis have also recommended that shareholders vote to ratify the amended and restated shareholder rights plan.

•	Over the course of our engagement with Seatankers, we have monitored the disruptive and value-destructive actions by Seatankers’ founder, John Fredriksen, in connection with the failed Frontline-Euronav transaction. The drawn-out public disputes involving Fredriksen’s Frontline and Euronav, and actions such as Frontline’s unilateral termination of their consolidation agreement, highlight the risks to shareholder value that could be realized by Seatanker’s disruptive tactics. Our Board and management are committed to acting in the best interest of all shareholders and will continue to take actions to protect shareholder value, while continuing to deliver strong performance through focused execution and our balanced capital allocation strategy.

The INSW Board and management team are open-minded with respect to all value creation opportunities and will continue to take actions that are in the best interest of the Company and all of its shareholders.

International Seaways recommends shareholders vote “FOR” all of the proposals included in the Company’s proxy materials, including for all of the Company’s director nominees and the amended and restated shareholder rights plan, at upcoming Annual Meeting scheduled for June 6, 2023.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 76 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, eight LR1s and 37 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2022 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Additional Information and Where to Find It

This communication relates to the solicitation of proxies by the Company in connection with its upcoming 2023 Annual Meeting of Stockholders, to be held on June 6, 2023 (the “2023 Annual Meeting”). In connection with the solicitation of proxies for the 2023 Annual Meeting, the Company has filed with the SEC a Definitive Proxy Statement, dated April 24, 2023, together with a proxy card (the “2023 Proxy Statement”). This communication is not a substitute for the 2023 Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the 2023 Annual Meeting of Stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE 2023 PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY. These documents, including the 2023 Proxy Statement (and any amendments or supplements thereto) and other documents filed by the Company with the SEC, are available for no charge at the SEC’s website at http://www.sec.gov and at the Company’s investor relations website at https://www.intlseas.com/investor-relations/overview/default.aspx.

Participants in the Solicitation of Proxies

Under SEC rules, the Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with 2023 Annual Meeting. Information about the directors and executive officers of the Company and their ownership of the Company’s common stock is set forth in the 2023 Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in other documents filed by the Company with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the 2023 Proxy Statement. Investors should read the 2023 Proxy Statement carefully before making any voting or investment decisions. Free copies of the 2023 Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Contacts

Investor Relations & Media:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Matt Sherman / Aaron Palash / Haley Salas

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449